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                                    EXHIBIT 1


       ANNOUNCEMENT OF CERTAIN DETAILS RELATING TO THE PLANNED ACQUISITION
                        BY THE COMPANY OF ITS OWN SHARES

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                              (English Translation)

                                                              February 12, 2003

To whom it may concern:
                                 WACOAL CORP.
                                 Yoshikata Tsukamoto, President and Director
                                 (Code Number:  3591)
                                 (Tokyo Stock Exchange, First Section)
                                 (Osaka Securities Exchange, First Section)
                                 Contact: Nobuhiro Matsuda, Corporate Officer, Director of Finance, Corporate Planning
                                 (Tel: 075-682-1010)

Announcement of Acquisition by the Company of its Own Shares through ToSTNeT-2
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    (Acquisition of own shares under Article 210 of the Commercial Code)

    We hereby announce that the Company has determined the specific method by which it will acquire its own shares pursuant to the provisions of Article 210 of the Commercial Code.


1.  Method of acquisition

    A purchase order will be placed through ToSTNeT-2 (closing price trading system) of the Tokyo Stock Exchange at 8:45 a.m. on February 13, 2003 at the closing price of today (February 12, 2003), 923 yen. (The trading system and trading hour for this order will not be changed.) Such purchase order shall be placed only within such trading hour.

2.  Share acquisition details

    (1)    Type of shares to be acquired:

           Shares of common stock of the Company

    (2)    Number of shares scheduled to be acquired:

           2,500,000 shares

           (Note 1) Such number of shares will not be changed. There is a possibility that a part or all of the acquisition may not be made due to market trends.

           (Note 2) The purchase will be made by selling orders corresponding to the number of shares scheduled to be acquired.

3.  Public announcement of the results of the acquisition

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    The results of the acquisition will be publicly announced after the close of trading hours at 8:45 a.m. on February 13, 2003.

For reference purposes:

1. The resolution regarding the acquisition by the Company of its own shares was adopted at the ordinary general meeting of the shareholders (held on June 27, 2002):

    Type of shares to be acquired:                          Shares of common stock of the Company

    Aggregate number of shares to be acquired:              5,000,000 shares (upper limit)

    Aggregate acquisition price for to be acquired shares:  5,000,000,000 yen (upper limit)

2. Aggregate number of shares acquired by the Company to date since the ordinary general meeting of shareholders (held on June 27, 2002):


    Aggregate number of shares acquired:              0 shares

    Aggregate acquisition price for acquired shares:  0 yen

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